Exhibit 10.30

Description of Arrangements with William Bensten

Mr. Bensten serves as the Senior Vice President of Comstock Homebuilding Companies, Inc. (the “Company”).  For the year ended December 31, 2004, Mr. Bensten received $200,000 in base salary and $200,000 in incentive bonus payment.  In addition, Mr. Bensten received an additional bonus of approximately $845,000 resulting from an arrangement he entered into with the Predecessor Company.  Under this arrangement Mr. Bensten was entitled to receive bonuses in an amount equal to 4% of distributions to stockholders including our distribution payable to our pre-initial public offering stockholders.  This agreement terminated with respect to any new bonus obligations immediately upon execution of our initial public offering.  Pursuant to the Company’s 2004 Long-Term Incentive Compensation Plan, on December 14, 2004, Mr. Bensten received a restricted stock grant of 112,500 shares of the Company’s Class A common stock, which shares have a four year vesting period.